Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89161


                           PROSPECTUS SUPPLEMENT NO. 1
                     (TO PROSPECTUS DATED NOVEMBER 5, 2003)

                                5,782,940 SHARES

                        MERISTAR HOSPITALITY CORPORATION

                                  COMMON STOCK

This prospectus supplement No. 1 supplements and amends the prospectus dated November 5, 2003, relating to the offer and sale from time to time by some of our stockholders of up to 5,782,940 shares of our common stock.

The table on pages 22 through 25 of the prospectus sets forth information with respect to the selling stockholders and the respective amounts of shares of our common stock beneficially owned by each selling stockholder that may be offered pursuant to the prospectus. This prospectus supplement amends that table by adding to it the item set forth below.

                                                        Number of Shares to  Percentage to Be
                  Shares Beneficially   Maximum Number     be Beneficially      Beneficially
                  Owned Prior to this  of Shares Which    Owned After this    Owned After this
   Name               Offering (1)       May Be Sold        Offering (2)        Offering (2)
----------------- -------------------  ---------------  -------------------  -----------------
Devlo Inc.              20,608              20,608              0                   0

(1) Beneficial ownership as of February 17, 2006, based upon information provided by the selling stockholder. Unless otherwise noted in the following footnotes, the shares of our common stock set forth in this column with respect to the selling stockholder have not also been attributed to the shareholders of such selling stockholder.

(2) Assumes sale of all shares of our common stock registered hereunder, even though selling stockholders are under no obligation known to our company to sell any shares of our common stock at this time. Assumes that all units of limited partnership interests in MeriStar Hospitality Operating Partnership, L.P. ("OP Units") held by or attributable to the person are exchanged for shares of our common stock. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of our common stock.


The prospectus dated November 5, 2003, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock.

Our common stock is traded on the New York Stock Exchange under the symbol MHX. On February 16, 2006, the last reported sales price of the common stock was $9.93 per share.

WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 17, 2006.